Exhibit 16.1

March 15, 2017

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the current report on Form 8-K dated March 15, 2017 of Aerpio Pharmaceuticals, Inc. and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ LWBJ, LLP

West Des Moines, Iowa